                       LICENSE AGREEMENT

     This License Agreement (this "Agreement") is made as of the 14th day of February, 1997 by and between PANAX PHARMACEUTICAL COMPANY, LTD. ("PANAX"), a New York Corporation having an office at 425 Park Avenue, New York, New York, 10022 and a partnership of Craig Aronchick, William H. Lipshutz and Scott H. Wright, having an office at 8th and Spruce Streets, Philadelphia, Pennsylvania, 19107 (jointly and severally, "ALW PARTNERSHIP").

                        W I T N E S S E T H:

     WHEREAS, PANAX is in the business of developing, licensing and marketing pharmaceutical and biological products and related technology;

     WHEREAS, ALW PARTNERSHIP represents that it is the owner of all right, title and interest in and to inventions related to a solid dosage form of sodium phosphate salts for use as a colonic purgative or laxative composition and method ("the Inventions");

     WHEREAS, ALW PARTNERSHIP represents that it has the right to enter into this Agreement and to grant the licenses granted hereunder;

     WHEREAS, ALW PARTNERSHIP has acquired and possesses a body of proprietary technical information, including trade secret information and other know-how relating to and including the Inventions ("TECHNOLOGY");

     WHEREAS, PANAX wishes to license the TECHNOLOGY from ALW PARTNERSHIP in order to pursue various business opportunities;

     WHEREAS, ALW PARTNERSHIP desires to grant to PANAX, and PANAX desires to obtain from ALW PARTNERSHIP, a license in the Field of Use to develop, use, market and/or manufacture Products utilizing the TECHNOLOGY and also to sub-license the TECHNOLOGY as set forth in Section 2B (collectively, "the LICENSED RIGHTS").

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.  DEFINITIONS

     A. Affiliate. The term "Affiliate" shall mean any individual, partnership, corporation, joint venture, trust, estate, unincorporated organization, or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, PANAX.

     B. Patents. The term "PATENTS" shall mean those patents and patent applications owned by ALW PARTNERSHIP in all jurisdictions related to the TECHNOLOGY as set forth in Exhibit I and shall include any and all continuations, continuations-in-part, extensions, reissues and divisions of the foregoing, including any and all patent applications from which such applications claim priority. The PATENTS include United States patent application serial number 08/669,834, filed June 26, 1996 (allowed with issue fee paid, but not yet issued) and PCT patent application number PCT/US96/06563, filed May 8, 1996, which PCT application designates the European Patent Office, Canada and Japan.

     C. Confidential Information. The term "Confidential Information" shall mean technical information, know-how, technology, chemical solutions, ingredients, formulae, compositions, solvents, samples, prototypes, information, ideas, inventions, improvements, data, files, supplier and customer identities and lists, accounting records, business and marketing plans and information and documentation to which a party has rights relating to this Agreement, the TECHNOLOGY and the LICENSED RIGHTS and all copies and tangible embodiments thereof (in whatever form or medium) which are not generally known by the public (including such of the foregoing as may be embodied in the TECHNOLOGY, the LICENSED RIGHTS, Products and

Royalty Report); provided, however, that any of the foregoing shall not be considered confidential information if it: (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving party as evidenced by written reports kept in the ordinary course of business by the receiving party or by written and other documentary proof of actual use by the receiving party; (iii) was rightfully received from a third party not in violation of any contractual, legal or fiduciary obligation by such third party; or (iv) was approved for release by written authorization by the party owning the Confidential Information.

     D. Effective Date. The term "Effective Date" shall mean the date of this Agreement set forth in the heading on page 1.

     E. Field of Use. The term "Field of Use" shall mean the field of colonic purgatives or laxatives.

     F. Improvements. The term "Improvements" shall mean any and all advancements, enhancements, discoveries, improvements, inventions and modifications which embody or embrace the TECHNOLOGY or a modification of the TECHNOLOGY in the Field of Use which are made or developed by PANAX and/or ALW PARTNERSHIP. The term Improvement shall include all Products not in existence at the time of the execution of this Agreement which are derivative of the TECHNOLOGY.

     G. Net Sales. The term "Net Sales" shall mean the gross revenues received by PANAX, any Affiliate and any Sublicensee from any third party attributable to the sale of any Product or Improvement, less any standard trade discounts, allowances for returns and refusals, and associated transaction-related taxes including, but not limited to, VAT, sales and duty taxes (collectively, "Qualifying Costs"). For Sublicensees and Affiliates, PANAX shall be responsible for the payment to ALW PARTNERSHIP of any Royalties.

     H. Product. The term "Product" shall mean a solid dosage form or forms of sodium phosphate or other products which use or relate to the TECHNOLOGY. These products shall be referred to individually as "Product" and collectively as the "Products." The term "Purgative Product" shall specifically refer to the solid dosage form of sodium phosphate which is used as a purgative agent.

     I. New Product. The term "New Product" shall mean any product of a chemical nature which relates to the Field of Use and which is not derivative of, i.e., is not based directly or indirectly on, the TECHNOLOGY.

     J. Royalty. The term "Royalty" and "Royalties" shall mean royalties and other payments due ALW PARTNERSHIP from the sale of the Products and Improvements.

     K. Royalty Report. The term "Royalty Report" shall mean a written report setting forth for each pertinent quarterly period:

     (i) the type and quantity of each of the Products and Improvements sold by PANAX and any Affiliate,

     (ii) the type and quantity of each of the Products and Improvements sold by any Sublicensee,

     (iii) gross revenues, monies or other consideration invoiced, billed or received for all Products and Improvements, and

     (iv) Qualifying Costs by category of costs deducted from gross revenues, monies or consideration as set forth in (iii), above, to derive Net Sales.

2.  PATENT AND TECHNOLOGY LICENSE AND OPTION

     A. License. Upon the execution of this Agreement, and subject to the terms and conditions set forth herein, ALW PARTNERSHIP hereby grants to PANAX, during the term of this Agreement, an exclusive, worldwide license in the Field of Use to manufacture, have manufactured, use and sell the Products and sub-license the LICENSED RIGHTS.

     B. Sublicense.   PANAX shall have the right to sublicense any or all
of the Licensed Rights to third parties (each, a "Sublicensee") pursuant to the terms of this Agreement. If PANAX sublicenses to a Sublicensee under this Agreement, PANAX shall remain primarily liable to ALW PARTNERSHIP for all of the duties and obligations of PANAX contained in this Agreement and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by PANAX shall be deemed to be a breach by PANAX of this Agreement. PANAX shall deliver to ALW PARTNERSHIP a copy of any sublicense agreement, promptly upon execution. Any sublicense agreement shall provide that the Sublicensee is prohibited from further sublicensing without the express written approval of ALW PARTNERSHIP and shall acknowledge that the Sublicensee is subject to the terms and conditions of the LICENSED RIGHTS granted to PANAX pursuant to this Agreement and assumes all of PANAX's obligations under this Agreement with the exception of clauses 3.A., 5, 7 and 20.K. hereof, and agrees to pay any royalties or other fees or costs required to be paid under any sublicensing or other agreement. In no event shall any independent dealer or distributor of PANAX or an Affiliate be considered a Sublicensee.

     In the event that PANAX shall receive a fixed payment, i.e., a payment not calculated on Net Sales, from a Sublicensee for the Licensed Rights, ALW PARTNERSHIP shall receive 50% of such amount and PANAX shall receive 50% of such amount. For all other Royalties paid by any Sublicensee for the sale of Products and Improvements under this Agreement, including minimum annual royalties paid by such Sublicensee, ALW PARTNERSHIP shall participate in such royalty payments according to the schedule set forth in Section 9.C.

3.  COOPERATION AND ASSISTANCE

    A. Furnishing TECHNOLOGY. Upon execution of this Agreement by both parties, in a prompt and diligent manner after the Effective Date, ALW PARTNERSHIP shall disclose and provide to PANAX the TECHNOLOGY, PATENTS and all related CONFIDENTIAL INFORMATION in ALW PARTNERSHIP's possession necessary for PANAX to use the LICENSED RIGHTS hereunder and to manufacture the Products or have them manufactured.

    B. No Offset. All amounts paid by PANAX under Section 9.G. of this Agreement shall not be considered Royalties or applied as an offset against the Royalty obligations of PANAX as set forth herein.

4. IMPROVEMENTS AND NEW PRODUCTS

     A. Ownership of Improvements and New Products.

     Subject to the terms and conditions of this Agreement, during the term of this Agreement, PANAX shall have an exclusive worldwide license to manufacture, have manufactured, use and sell any Improvements (pursuant to section 1F) which are developed by PANAX or ALW PARTNERSHIP during the term of this Agreement. Royalties pursuant to Section 9 shall be paid to ALW PARTNERSHIP for Improvements which are the result of development efforts by PANAX or ALW PARTNERSHIP, less any royalty payments made by PANAX to a third party, if applicable, for a license of the Improvement from the third party.

     Pursuant to this provision, PANAX shall have the right to apply at its own expense for patent or other intellectual property protection in such Improvements, and if necessary, ALW PARTNERSHIP agrees to cooperate in any reasonable manner therein in conformity with this section.

     B. Disclosure of Improvements. During the term of this Agreement, ALW PARTNERSHIP shall disclose to PANAX any Improvement which ALW PARTNERSHIP develops or has developed and shall provide to PANAX all copies and tangible embodiments disclosing such Improvements and, subject to Section 4.C, hereof, New Products, within the Field of Use at no charge to PANAX.

     C. Right of First Refusal On New Products. ALW PARTNERSHIP hereby grants PANAX a right of first refusal on all New Products developed by ALW
PARTNERSHIP.   PANAX shall have the right to exercise this right of first refusal by (i) giving ALW PARTNERSHIP written notice of its acceptance within ten (10) calendar days of receiving notice from ALW PARTNERSHIP of the existence of a right of first refusal on a New Product and (ii) entering into a definitive agreement with ALW PARTNERSHIP within 30 calendar days of sending ALW PARTNERSHIP its written acceptance.

5.  PATENT PROSECUTION

     A. Control of Patent Prosecution Process. PANAX shall supervise and control all patent prosecution based on the TECHNOLOGY, Products, Improvements and Inventions and shall diligently prosecute all patent applications and maintain all patents relating to the TECHNOLOGY, Products, Improvements and Inventions. PANAX shall consult with ALW PARTNERSHIP as to the appropriate form of intellectual property protection to be filed, and if so, the timing of such filing. ALW PARTNERSHIP shall not file any patent application or take any other action relating to the TECHNOLOGY or the LICENSED RIGHTS without the prior consent of PANAX, such consent not to be unreasonably withheld, or except as set forth in Section 5.A.(i).

     (i) Payment of Patent Prosecution Costs. PANAX shall pay the fees for preparing and prosecuting the PATENTS and other patent applications and patents based on the TECHNOLOGY, Products, Improvements and Inventions. PANAX shall be responsible to pay all costs for registering, filing and maintaining in force the PATENTS and other patent applications and patents based on the TECHNOLOGY, Products, Improvements and Inventions. All patent applications filed after the Effective Date by PANAX shall be filed in the name of PANAX as Applicant, where applicable. In the event that PANAX declines to pay the fees for filing, prosecuting, issuing or maintaining such a patent in a given jurisdiction and ALW PARTNERSHIP decides to pay for such costs, in the event such a patent eventually issues, PANAX will have non-exclusive rights to the patented subject matter in that jurisdiction during the term of this Agreement and will pay Royalties for any Products and Improvements developed therefrom as if included in the provisions set forth in Section 9.

6. PATENT MARKINGS

     PANAX agrees to observe reasonable requirements with respect to the marking of the Products and Improvements covered by a valid claim of the PATENTS. In the event that such marking of a Product or Improvement, as the case may be, is not feasible, PANAX agrees to observe reasonable requirements with respect to the marking of any packaging, advertising, sales or technical literature pertaining thereto, with words and numbers identifying the PATENTS applicable thereto. PANAX agrees to have the same patent marking requirements apply to any Affiliate or Sublicensee.

7. INTELLECTUAL PROPERTY LEGAL ACTION

     A. Duty to Keep Watch. Each party agrees to keep diligent watch during the term of this Agreement to detect any products or processes which infringe or misappropriate, or potentially infringe or misappropriate, the Products, Improvements or LICENSED RIGHTS. Upon discovery of any such infringement or misappropriation, or suspected infringement or misappropriation, such party shall promptly notify the other party thereof.

     B. Entitlement to Take Action. PANAX shall have the first right (but not the obligation) to undertake any demand, suit or other action (collectively, an "Action") on account of any infringement or misappropriation of the Products, Improvements or LICENSED RIGHTS or suspected infringement or misappropriation (collectively, an "Infringement"). In the event that PANAX first undertakes an Action for Infringement of the PATENTS, other patents, the LICENSED RIGHTS, Products or Improvements, ALW PARTNERSHIP shall be notified by PANAX of the Action and ALW PARTNERSHIP shall be given an opportunity to join in the Action within 60 days of receiving notice. ALW PARTNERSHIP may undertake an Action without the prior written consent of PANAX, if PANAX does not give notice to ALW PARTNERSHIP that it has commenced an Action with respect to an Infringement within 6 months of becoming aware or receiving notice of such Infringement. ALW PARTNERSHIP shall give prompt notice to PANAX that it intends to commence an Action with respect to such Infringement. PANAX shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on ALW PARTNERSHIP or grants any rights to the PATENTS, patents or LICENSED RIGHTS without ALW PARTNERSHIP's written permission, such permission not to be unreasonably withheld.

     C. Entitlement to Proceeds. If either party prosecutes any demand, suit or other action as provided herein without the participation of the other party (the mere joining of the other party as a necessary party in a litigation shall not be deemed participation for purposes of this provision), the prosecuting party shall bear all expenses, legal or otherwise, and shall be exclusively entitled to all proceeds or recoveries resulting therefrom, except that if PANAX prosecutes such a demand, suit or other action without the participation of ALW PARTNERSHIP, the proceeds or recoveries therefrom, if any, shall be distributed first to PANAX for its disbursements for such expenses, legal or otherwise, and then to the parties equally; provided however that the distribution to ALW PARTNERSHIP to compensate for lost Royalties as a proportionate recovery of direct damages shall not exceed the royalty payments to which it would otherwise be entitled under this Agreement, assuming that PANAX or any Affiliate or Sublicensee had made the sales which the infringer had actually made, and the remainder of any proceeds shall be distributed to PANAX. In such case, ALW PARTNERSHIP shall not share in any award over and above the aforementioned proportionate recovery.

     D. Entitlement to Proceeds for Joint Action. If each of the parties pay expenses in prosecuting a demand, suit or other action of an infringement or misappropriation, the proceeds thereof, if any, shall be distributed first to the parties to compensate them for their disbursements for such expenses, legal or otherwise, and then shall be divided between PANAX and ALW PARTNERSHIP in proportion to the relative amounts expended by the parties in instituting and prosecuting such demand, suit or other action.

    E. Declaratory Judgement. In the event that any declaratory judgement action alleging invalidity, unenforceability or non-infringement of any PATENT shall be brought against PANAX, ALW PARTNERSHIP, at its option, may intervene in the action within thirty (30) days and assume defense of the action at its expense.

     F. Cooperation. Each party agrees to cooperate fully with the other party, as the other party may reasonably request, in connection with any demand, suit or other action taken hereunder. To that end, the parties shall testify when they are available and make available relevant records, papers, information, samples, specimens and the like.

8. CONFIDENTIALITY

     Each party acknowledges that in the course of its performance under this Agreement it will have access to the other party's Confidential Information. All Confidential Information of a party disclosed under this Agreement shall remain the exclusive property of that party, except as otherwise specifically indicated in this Agreement. Each party agrees:
(i) to take all reasonable measures necessary to protect the confidential nature of the Confidential Information using the same degree of care that it uses to protects its own Confidential Information or proprietary information; and (ii) except as provided in this Agreement or as required by law or court order or as necessary to assert rights hereunder, not to disclose to third parties any of the Confidential Information without first obtaining an executed Confidentiality Agreement from such third party. Without limiting the foregoing, PANAX agrees to ensure that all of its employees that have access to ALW PARTNERSHIP'S Confidential Information are on a need-to-know basis and are obligated in writing to abide by PANAX'S obligations hereunder. PANAX agrees to use such Confidential Information solely for furthering the objectives of this Agreement and will not, either during the term of this Agreement or at any time subsequent to the termination of this Agreement, use such information for its own benefit or for the benefit of others. Notwithstanding the provisions of this Section, during the term of this Agreement, nothing shall prevent PANAX from selling a Product or Improvement or using the LICENSED RIGHTS with respect to any Product or Improvement free of royalty payments after all of the patents covering any such Product or Improvement have expired.

9.  PAYMENTS.

     Pursuant to this Agreement, PANAX shall pay to ALW PARTNERSHIP the following amounts for the LICENSED RIGHTS during the term of this Agreement.

     A. Minimum Royalty Payments. After the sixth anniversary of this Agreement, in order to maintain exclusivity of the LICENSED RIGHTS, PANAX agrees to make yearly payments of $100,000 in equal quarterly installments. However, in the event that PANAX has not received an NDA approval for a Product or Improvement by the end of the sixth anniversary, through no fault of its own, PANAX shall have the right to extend the commencement of minimum royalty payments until the seventh anniversary of this Agreement. Regardless of the number of Products or Improvements marketed by PANAX, an Affiliate or Sublicensee, the minimum Royalty payments, pursuant to this Section, will not exceed $100,000 per year.

     In order for the LICENSED RIGHTS to remain exclusive with PANAX, minimum payments shall be made for the period that there is at least one valid and unexpired United States patent covering any of the Products and Improvements or any proposed Product or Improvement. In the event of expiration or a determination of invalidity of all of the United States patents covering the Products and Improvements (Section 9.H. hereof) such that there is no patent protection for any Product or Improvement in the United States, PANAX shall maintain exclusivity of the LICENSED RIGHTS by merely paying Royalties for the manufacture, sale or use of the Products and Improvements in any jurisdiction covered by one or more valid and unexpired non-United States patent or otherwise complying with the terms of Section 9.H.

     B. Pre-Paid Royalty Payments. To the extent that the $100,000 minimum royalty payment referred to in Section 9.A. has not been earned by applying the schedule set forth in Section 9.C at the end of a given calendar year, the difference between the minimum payment and the actual Royalties due for sales in such year shall be treated as pre-paid
Royalties for the following year. Notwithstanding the foregoing, minimum Royalties in the amount of $100,000 pursuant to Section 9.A shall still be paid each such following year.

     C. Percent Royalty for Sales. PANAX agrees to pay to ALW PARTNERSHIP a royalty based upon total Net Sales of Products and Improvements used or sold by PANAX, any Affiliate and any Sublicensee according to the following schedule:

        (i) 2% of Net Sales for the first $5,000,000 in a calendar year;

        (ii)    4% of Net Sales between $5,000,001 and $10,000,000
                in a calendar year; and

        (iii) 6% on Net Sales in excess of $10,000,000 in a calendar year;

provided that if the first Net Sale is on a day other than January 1 or the last Net Sale is on a day other than December 31 (each, a "Short Year"), the dollar amounts set forth above shall be reduced proportionately to reflect the actual number of calendar days in such Short Year.

     D. Total Net Sales. Total Net Sales in a given year according to the above schedule shall be considered the total aggregate sales made by PANAX and any Affiliate and Sub-licensee.

     E. Royalty Payment Schedule. Royalty payments shall be paid within 45 days after the completion of each calendar quarter.

     F. Right to Pay Minimum Payment. Subject to Sections 9.A. and 18, hereof, PANAX, in its sole discretion, shall have the right to have the license granted hereunder continue after year six or seven, as applicable, by continuing to make minimum yearly payments of $100,000 in equal quarterly installments.

     G. Non-Royalty Payments. The following non-royalty payments shall be made to ALW PARTNERSHIP:

        (i) Upon execution of this Agreement, PANAX agrees to pay ALW PARTNERSHIP the sum of $100,000 less any payments which have been made to Craig Aronchick pursuant to the paragraph entitled Exclusivity on page 3 of the December 15, 1996 Letter of Understanding between PANAX Pharmaceutical
                Company and Craig Aronchick, M.D. ("the Letter of
                Understanding");

        (ii) ALW PARTNERSHIP shall be further entitled to receive an additional $150,000 payment from PANAX upon one or more parties in one or more series, making an equity investment in or a loan to PANAX aggregating at least $2,000,000; and

        (iii) Upon receiving NDA approval of the first of any Product or Improvement in the United States, ALW PARTNERSHIP will receive $250,000 from PANAX.

      H. Patent Invalidity/Enforceability. In the event that the patent or patents covering a Product or Improvement is found by a forum of competent jurisdiction in the United States to be invalid or unenforceable from which no further appeal is or may be taken such that the Product or Improvement is marketed without patent protection ("Unprotected Product"), further payments to ALW PARTNERSHIP will be adjusted according to the following schedule:

        (i) the Net Sales attributable to the Unprotected Product shall be decreased by 50% when calculating total Net Sales in accordance with

Section 9C, provided that the total cumulative aggregate Net Sales of all Products and Improvements have been at least $5,000,000;

        (ii)  there shall be no credit toward the Net Sales calculation in
Section 9C of the Net Sales attributable to the Unprotected Product if the total cumulative aggregate Net Sales of all Products and Improvements have been less than $5,000,000; and

        (iii)  Previously paid Royalties will not be refunded.

     Notwithstanding the provisions of sections (i) and (ii), above, there shall be no credit toward the Net Sales calculation in Section 9C of Net Sales attributable to an Unprotected Product above $35,000,000.

     I. Escrow Royalties. In the event that the patent or patents are found by an initial forum of competent jurisdiction ("First Forum") to be invalid and/or unenforceable so that the Product(s) or Improvement(s) covered by such patent or patents is marketed without patent protection, then Royalties otherwise due under Section 9.C. will be placed in escrow with an independent third party escrow agent during the period in which an appeal to overturn the First Forum is taken, if applicable. Minimum
Royalty payments under Section 9.A. will also be placed in escrow if there are no other valid and unexpired United States patents covering any of the Products or Improvements or any proposed Product or Improvement. In the event of a successful appeal, PANAX shall immediately pay all Royalty payments due out of such escrow amount, including any minimum Royalty payments due. In the event of an unsuccessful appeal, Royalty payments due under Section 9.H. shall immediately be paid out of such escrow amount.

     J. Non-patent Jurisdiction Competition. During the term of the patents, in the event that patent protection is unavailable in a particular country for a reason other than as provided in Section 9.H., hereof, and competition is impacting the ability of PANAX to make a profit on sales of Purgative Product within that jurisdiction, the parties mutually agree to negotiate to adjust royalties in that jurisdiction in order to allow PANAX to make a reasonable profit in such jurisdiction.

10. RESERVED


11. ACCOUNTING

     A. Date of Sale of Products. Sale by PANAX or any Affiliate or Sublicensee of a Product or Improvement for which a Royalty is due shall be deemed to have accrued for purposes herein on the date the Product or Improvement is shipped or the date an invoice to which the Product or Improvement relates is issued, whichever is earlier.

     B. Royalty Due Date. Payments for Royalties based upon Net Sales which accrue in any quarter period shall become due 45 days from the last day of the respective calendar quarter period. All quarter periods shall end on March 31, June 30, September 30 and December 31 of each year.

     C. Medium of Exchange. All Royalty payments shall be in United States Dollars by check, payable to ALW PARTNERSHIP. PANAX may deduct or withhold from such payments and pay to the proper taxing authority any taxes or fees required by law or regulation to be deducted or withheld from such payments. If PANAX or any Affiliate or Sublicensee receives revenues from Products or Improvements in currency other than United
States dollars, such revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the calendar quarter in which such revenues were received.


     D. Royalty Remittance and Royalty Report Date. PANAX shall remit a Royalty Report together with any Royalty payment accruing in any particular quarter period within forty-five (45) calendar days of the end of the quarter period in which such Royalty payment became due.

     E. Late Royalty Payments. If any undisputed Royalty payment is not remitted by PANAX to ALW PARTNERSHIP within the time period set forth in
Section 11D hereof, PANAX shall remit to ALW PARTNERSHIP payment of the Royalty due plus simple interest, at one-half percent (0.5%) per month for the period from the date such Royalty payment was due until the date such Royalty payment is remitted. This provision shall not constitute a waiver of any other remedy, including, but not limited to, termination of this Agreement under the terms hereof.

     F. Set-Off. PANAX shall have a right of set-off against amounts owed ALW PARTNERSHIP hereunder for any claims PANAX may have against ALW PARTNERSHIP consistent with all applicable law now or hereinafter in effect.

12. RECORDS

     A. Record Keeping. PANAX shall keep correct and complete records and books of account covering all transactions relating to this Agreement and containing all information required for the computation and verification of the Royalties to be paid hereunder. PANAX agrees to permit, at ALW PARTNERSHIP's expense and reasonable request upon not less than fifteen
(15) days' prior written notice, an independent certified public accountant selected by ALW PARTNERSHIP (except one to whom PANAX has some reasonable objection) to have access during ordinary business hours to such records and books of account and all other documents and materials in the possession and under the control of PANAX relating to or pertaining to the subject matter of this Agreement: (i) to determine in respect of any quarter period ending not more than seven years prior to the date of such request, the correctness of any Royalty Report payment made under this Agreement; or (ii) to obtain information as to the Royalties payable for any quarter period pursuant to the terms of this Agreement. Such accountant shall agree in writing to keep confidential all information disclosed to it by PANAX; provided, however, that such accountant may disclose to ALW PARTNERSHIP only that information which relates solely to the accuracy or preparation of, or which should properly have been contained in the Royalty Report required hereunder. Such information shall be deemed Confidential Information. PANAX shall use all reasonable efforts to require third parties with which it has contractual relationships relating to the Products or Licensed Rights that would affect the calculation of Royalties to comply with this provision and PANAX shall cause all Sublicensees and Affiliates to comply with this provision.

     B. Period of Record Retention. PANAX shall keep all such records and books of account available for review pursuant to the terms and conditions of
Section 14A hereof for a period of at least seven years.

     C. Deficiency of Royalty Due. If any audit or examination shall reveal a deficiency of any undisputed Royalty payment due, PANAX shall make payment to ALW PARTNERSHIP of such deficiency plus interest calculated as prescribed in Section 11.E. hereof for the period of such deficiency.
Payment shall be made within fifteen (15) days following notification to PANAX by ALW PARTNERSHIP of such deficiency.

     D. Cost of Audit. In the event that such an audit or examination shall reveal a deficiency of any undisputed Royalty payment due in an amount equaling or exceeding five percent (5%) of the undisputed Royalties due,

PANAX shall reimburse ALW PARTNERSHIP for the reasonable costs of such audit.

13.  DISCLAIMER OF WARRANTIES

     THE LICENSED RIGHTS ARE PROVIDED ON AN "AS IS" BASIS AND, EXCEPT AS OTHERWISE SET FORTH HEREIN, ALW PARTNERSHIP MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENTS, INVENTIONS AND LICENSED RIGHTS. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, ALW PARTNERSHIP MAKES NO REPRESENTATIONS OR WARRANTIES OF (i) COMMERCIAL UTILITY OR (ii) MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, ALW PARTNERSHIP SHALL NOT BE LIABLE TO PANAX, ANY AFFILIATE OR SUBLICENSEE, PANAX'S SUCCESSORS OR ASSIGNS OR ANY OTHER THIRD PARTY WITH RESPECT TO ANY CLAIM ON ACCOUNT, OR ARISING FROM THE USE OF THE LICENSED RIGHTS OR THE MANUFACTURE, USE OR SALE OF PRODUCTS OR ANY OTHER MATERIAL DERIVED THEREFROM.

14.  REPRESENTATIONS AND WARRANTIES

     A. Representations and Warranties by ALW PARTNERSHIP. ALW PARTNERSHIP hereby represents, warrants and covenants to PANAX as follows.

        (i) Title. ALW PARTNERSHIP is the sole and exclusive owner of the entire right, title and interest in and to the TECHNOLOGY, and has the right and authority to grant unrestricted rights and licenses, free and clear of all liens, claims, and encumbrances, granted hereunder.

        (ii) Right to Enter into Agreement. ALW PARTNERSHIP has the right to enter into this Agreement and there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written or oral, express or implied, which are inconsistent with this Agreement.

        (iii) Infringement and Misappropriation. To the best of ALW PARTNERSHIP's knowledge, the TECHNOLOGY does not infringe the patent or misappropriate the trade secret or other proprietary right of any third party and the use thereof will not give rise to such a claim. ALW PARTNERSHIP has not received any notice, claim or demand of infringement or claimed infringement or of misappropriation or claimed misappropriation with respect to the TECHNOLOGY or any of ALW PARTNERSHIP's Confidential Information or the PATENTS and, to the best of ALW PARTNERSHIP's knowledge, no condition exists which would give rise to such a claim. In addition, ALW PARTNERSHIP has made PANAX aware of any information in its possession including any third party claims or assertions that the PATENTS are invalid or unenforceable or which relate to the infringement or misappropriation of any third party.

        (iv) Related Information. To the extent that ALW PARTNERSHIP has provided technical information to PANAX which relates to the PATENTS, INVENTIONS AND LICENSED RIGHTS, ALW PARTNERSHIP represents that, to the best of its knowledge, such information is accurate and true.

     B. Representations and Warranties by PANAX.

         (i) Right to enter Agreement. PANAX hereby represents and warrants that it has the right to enter into this Agreement and, to the best of PANAX's knowledge, there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements to which PANAX is a party, either written or oral, express or implied, which are inconsistent with this Agreement.

         (ii) Due Incorporation. PANAX is a corporation duly incorporated and subsisting under the laws of New York and has all requisite corporate authority to own and lease its property, to carry on its business as now being conducted and as proposed to be conducted, and to carry out the transactions contemplated hereby.

         (iii) Authorization of Transaction. PANAX has full corporate authority to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all proper and necessary corporate or other action and this Agreement shall constitute valid and legally binding obligations of PANAX, enforceable against PANAX in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except to the extent that the remedy of specific enforcement or injunctive relief subject to the discretion of the court before which any proceedings may be brought.

         (iv) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, was, is or will be necessary or appropriate for the execution and delivery of this Agreement.

          (v) Capitalization. The authorized capital stock of PANAX consists of 10,000,000 shares of Common Stock, $0.0001 par value, of which 3,342,327 shares are issued and outstanding as of the date hereof. In addition, PANAX has reserved for issuance shares of its Common Stock as follows: (i) 1,235,710 shares upon exercise of outstanding Redeemable
Common Stock Purchase Warrants sold in the initial public offering; (ii) 107,500 shares issuable upon exercise of warrants issued to the underwriter of PANAX's initial public offering; (iii) 320,000 shares issuable upon exercise of Common Stock Purchase Warrants issued to D.H.
Blair & Co., Inc.; and (iv) shares issuable upon exercise of options granted or to be granted under the Stock Option Plan, which Plan currently relates to 500,000 shares. In addition, the Company intends to reserve additional shares of Common Stock for issuance upon exercise of warrants or options to be issued in connection with its proposed acquisition of

Sangen Pharmaceutical, Inc. and the termination or modification of its office lease.

        (vi) Securities Law Disclosure. PANAX has filed all forms, reports, statements or other documents required to be filed with the Securities and Exchange Commission and NASDAQ, including, without limitation, its Annual Report on Form 10-KSB for the year ended June 30, 1996, its Quarterly
Report on Form 10-KSB for the three months ended September 30, 1996, all reports on Form 8-K and all amendments and supplements to all of the foregoing reports (collectively, the "SEC Reports"). As of the respective filing dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934 (the
"Exchange Act") or the Securities Act of 1933 (the "Securities Act") as applicable. The SEC Reports did not, at the time they were filed, contain any untrue statement of material fact, or omit to state a material fact required to be stated therein that was necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

        (vii) Financial Statements. Since the date of the audited balance sheet included in PANAX's annual report on Form 10-KSB for the year ended June 30, 1996, there has been no event, development or condition of any type of which PANAX has knowledge that has had or is reasonably likely to have a material adverse effect on or that has materially and adversely affected PANAX.

       (viii) Litigation; Compliance with Laws. PANAX is not engaged in, or a party to, or threatened with, any legal action, suit, investigation, or other proceeding by or before any court, arbitrator or administrative agency, and PANAX does not know of any basis for any such action, investigation or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations or proceedings to which PANAX is a party or by which PANAX is bound, by or with any court, arbitrator or administrative agency. PANAX is operating its business in compliance with the requirements of federal, state and local laws, regulations, judgments, injunctions, decrees, court orders and administrative orders regarding such operations.

15.  COVENANTS OF PANAX.

     Within 90 days of obtaining $2,000,000 in aggregate equity financing or a loan pursuant to Sections 9.G.(ii) and 18.F., PANAX will provide ALW PARTNERSHIP with a detailed plan for the development of the Purgatory
Product and will send to ALW PARTNERSHIP semi-annual reports on the progress made toward the commercialization of the Purgatory Product, and, if applicable, of other Products and Improvements. PANAX shall use good faith reasonable efforts to develop, use, manufacture or have manufactured, market and sell or have sold the Products and Improvements.


16.  INDEMNIFICATION

     A. Indemnification by ALW PARTNERSHIP. Subject to Section 13, hereof, and except as otherwise provided in this Agreement, ALW PARTNERSHIP shall indemnify and hold PANAX and its Affiliates harmless from any and all claims, demands, suits, actions, proceedings, costs, damages, expenses, or other disputes which arise from the failure of ALW PARTNERSHIP to perform any of its obligations hereunder or the breach of any representation and warranty made by ALW PARTNERSHIP herein.

     B. Indemnification by PANAX. Except as otherwise provided in this Agreement, PANAX shall indemnify and hold ALW PARTNERSHIP harmless from and against any and all claims, demands, suits, actions, proceedings, costs, damages, expenses, or other disputes which relate directly, or indirectly, to the license granted herein, the Products or Improvements, including, but not limited to, the failure of PANAX to perform any of its obligations hereunder or the breach of any representation and warranty made herein. Pursuant to this provision, PANAX shall name ALW PARTNERSHIP as a co-insured on any products liability insurance policy(ies) it obtains.


17.  REGULATORY APPROVAL

     The parties shall cooperate in complying with all necessary regulatory requirements and in obtaining the necessary regulatory approvals in the United States or outside the United States where required prior to developing, manufacturing, marketing, selling, promoting or distributing a Product in a particular country.

18.  TERM AND TERMINATION

     A. Term. This Agreement and PANAX's rights hereunder to sell Products and Improvements and to use the TECHNOLOGY and the LICENSED RIGHTS shall remain in full force and effect into perpetuity, unless sooner terminated as hereinafter provided. After all of the patents in the United States have expired or have been determined to be invalid or unenforceable from which no further appeal is or may be taken for a particular Product or Improvement, all royalty payments for the manufacture, use or sale of such Product or Improvement in a given jurisdiction, if not previously terminated, shall terminate upon the expiration of all of the patents covering such Product or Improvement in that jurisdiction. No Royalty payment with respect to a Product or Improvement shall be made to ALW PARTNERSHIP after the expiration date of the last to expire of all of the patents which cover such Product or Improvement.

     B. Termination for Breach. In the event that a party breaches its material obligations under this Agreement, the non-breaching party may terminate this Agreement by giving the breaching party not less than sixty
(60) days' written notice of its intention to terminate, provided, however, that such breach remains uncured at the end of the sixty (60) day notice period.

     C. Termination By PANAX. PANAX may terminate this Agreement at any time by providing 60 days written notification.

     D. Termination for Failure to Sell Product.

        (i) Failure by PANAX, an Affiliate or Sublicensee. After the eighth anniversary of this Agreement, if PANAX or any Affiliate or Sublicensee has failed to commence commercial sales of the Purgative Product, ALW PARTNERSHIP shall have the right to terminate this Agreement upon ten (10) days' written notice to PANAX.

        (ii) Failure by Assignee of this Agreement. Pursuant to the provisions of clause 20.D., hereof, in the event that this Agreement is assigned to a third party, should such third party fail to make a good faith effort to sell Product(s) which fall under the LICENSED RIGHTS, ALW PARTNERSHIP shall have the right to terminate this Agreement. In the event of termination by ALW PARTNERSHIP under this provision, such third party will comply with the provisions of clause 19.A, as if such third party were PANAX.

     E. Failure to Pay Minimum Royalties. If PANAX fails to make minimum Royalty payments pursuant to Sections 9.A. or 9.I., hereof, ALW
PARTNERSHIP may terminate this Agreement.

     F. Termination for Insolvency. If PANAX files a petition in bankruptcy, or if a petition in bankruptcy is filed against it, or if it becomes insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, ALW PARTNERSHIP shall have the right to terminate this Agreement upon thirty (30) days' written notice.

     G. Termination for Failure to Obtain Equity Financing. Notwithstanding the provisions of Section 9.G.(ii), hereof, if PANAX fails to obtain equity financing in the aggregate of at least $2,000,000 within nine months of the Effective Date, ALW PARTNERSHIP, in its sole discretion, may terminate this Agreement within ten (10) calendar days after the nine month date only if the principals of ALW PARTNERSHIP have not exercised any rights under the options pursuant to their Option Agreements. In the event that ALW PARTNERSHIP exercises its right to terminate this Agreement under this section, all rights in PANAX options held by the principals of ALW PARTNERSHIP, will immediately revert back to PANAX.

     H. Effect of Termination on Royalties Due. The termination of this Agreement for any reason shall not prejudice ALW PARTNERSHIP's rights to Royalties due it hereunder and unpaid on the effective date of termination or thereafter pursuant to Section 18.H., or to its rights to audit PANAX's records pursuant to Section 12A hereof.

     I. Effect of Termination on PANAX's Rights. Notwithstanding any termination of this Agreement, PANAX may continue to use the LICENSED RIGHTS to finish all works-in-process and to market, sell, promote and distribute all existing inventory of Products for a period not to exceed six (6) months after termination, provided that Royalty payments for such activity are made.

     J. Effect of Termination on Antecedent Breaches. The termination of this Agreement for any reason shall not affect the rights of any party against the other party in respect of antecedent breaches by that other party.

     K. Termination by ALW PARTNERSHIP for Failure to Commit Spending. It is understood that the development of the Products shall be a priority of PANAX and PANAX shall commit at least $1,000,000 for furthering the development and/or the marketing of the Products over a period commencing on the Effective Date and continuing until two years after completion of a successful round of equity financing or a loan as described in Sections 9.G.(ii) and 18.F, hereof.

19. DUTIES OF THE PARTIES UPON TERMINATION

     A. Duties of PANAX upon Termination of the Agreement. Upon termination by either party, PANAX shall return or provide or cause to be returned or provided promptly all writings submitted by ALW PARTNERSHIP to PANAX, any Affiliate or Sublicensee or their representatives and copies of ALW PARTNERSHIP's Confidential Information in whatever form or medium. In addition, PANAX shall provide or cause to be provided to ALW PARTNERSHIP all technical and regulatory information in its possession or its Affiliates, Sublicensees and other representatives possession and which pertains to the Products, the LICENSED RIGHTS and Improvements. Also, all LICENSED RIGHTS, PATENTS and patents relating to Products and Improvements shall revert or be assigned to ALW PARTNERSHIP.

     B. Duties of ALW PARTNERSHIP upon Termination of the Agreement. If this Agreement is terminated, ALW PARTNERSHIP shall have no further obligation other than to abide by the provisions of this Agreement which survive termination.

     C. Survival of Confidentiality. If this Agreement is terminated, the parties' obligations under the Confidentiality provisions hereof shall survive the termination of this Agreement.

     D. Survival of Provisions After Termination. In addition to the Confidentiality provisions of this Agreement surviving termination as set forth in Section 19C and 8 hereof, the provisions of this Agreement set forth in Sections 9, 11, 12, 13, 16 and 19 also shall survive termination.

20.  MISCELLANEOUS

     A. Entire Agreement. This Agreement, together with the attached Exhibits which by this reference are hereby incorporated herein, contains the entire agreement between the parties relating to the subject matter hereof and all prior understandings, representations and warranties by and between the parties, written and oral, which may be related to the subject matter hereof in any way are superseded by this Agreement, including the Letter of Understanding.

     B. No Waiver or Amendment Unless in Writing. None of the terms of this Agreement shall be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by both parties.

     C. Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing (which term shall include telecopy) addressed to the person or persons named below and shall be personally delivered or mailed by certified or registered mail or by overnight courier, or sent by telecopy, provided such telecopy is promptly confirmed by telephone conversation with the individuals named below, addressed as follows:

If to PANAX:

PANAX Pharmaceutical Company, Ltd.
425 Park Avenue, 27th Floor
New York, New York  10022
Telecopy: 212-751-4131

Attention: Taffy J. Williams, Ph.D., President and C.E.O.

If to ALW PARTNERSHIP:

ALW PARTNERSHIP
8th and Spruce Streets,
Philadelphia, Pennsylvania, 19107
Telecopy:  215-829-3020

Attention:  Craig Aronchick, M.D.

     or to such other address or person of which either party may notify the other in writing. Notices delivered personally shall be deemed given on the date of such delivery, notice delivered by confirmed telecopy shall be deemed given on the next business day after the telephone conversation confirming transmission, notice delivered by certified or registered mail shall be deemed given ten (10) days after sending as provided above and notice delivered by overnight courier shall by deemed given on the date after sending.

     D. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.
This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that a party may assign this Agreement, without the consent of the other party, to a purchaser or assignee of all or substantially all the assets of its business to which this Agreement relates, provided that such purchaser or assignee agrees to be bound by all of the terms hereof as if originally named herein. Any attempted assignment which does not comply with the terms of this Section shall be void and of no effect.

     E. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by both parties hereto to express their mutual intent and no rule of strict construction against either party shall apply to any term or condition of the Agreement.

     F. Compliance with Laws. Each party shall comply with all applicable laws, regulations and orders. The parties shall cooperate with each other to comply with all such measures and shall promptly inform the other party of any suspected noncompliance.

     G. Severability. Should any provision of the Agreement be held illegal, invalid or unenforceable by any court or regulatory agency of competent jurisdiction, such provision shall be modified by such court or regulatory agency in compliance with the law and, as modified, enforced. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision, and as if such illegal, invalid or unenforceable provision had not been contained herein.

     I. Relationship of the Parties. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the parties. Each of PANAX and ALW PARTNERSHIP is an independent contractor. Neither party shall assume, either directly or indirectly, any liability of or for the other party. Neither party shall have the authority to bind or obligate the other party and neither party shall represent that it has such authority.

     J. Choice of Law. This Agreement and all disputes arising hereunder shall be governed by, and interpreted in accordance with the internal laws (not the laws of conflicts) of the State of New York.

     K. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the performance or breach thereof, shall be resolved exclusively through the alternative dispute resolution described in Appendix A, attached hereto and made a part hereof.

     L. Force Majeure. Neither party shall be liable for delay or non-performance of its obligations hereunder because of any circumstances beyond its reasonable control including, but not limited to, the following: acts of God; acts of federal, state or local government, or any agency thereof including the Environmental Protection Agency or Occupation Safety and Health Administration; compliance with requests, recommendations, ruling, regulations, or orders of any governmental authority or any officer, department, agency, or instrumentality thereof; fire, storm, inclement weather, or flood; inadequate or impassable roads or bridges; earthquake, or explosion; accident, breakdown or failure of production facilities; acts of public enemy, war, rebellion, terrorism, insurrection or riot; strike, lockout, disputes or differences with workmen; labor shortages, shortages of materials and supplies, shortages of transportation facilities, transportation embargoes or failure or delay in transportation. Nothing herein contained shall be construed as requiring PANAX or ALW PARTNERSHIP to accede to the demands of labor unions which it considers unreasonable. Notwithstanding the foregoing provisions of this Section, should either party hereto be unable, for a period of one hundred and eighty (180) consecutive days, to fulfill its obligations hereunder due to force majeure, this Agreement shall automatically terminate on such day.

     M. Confidentiality of Agreement. Neither party shall make reference to any part of this Agreement or otherwise disclose its terms or conditions to any third party other than a Sublicensee or assignee of PANAX either during or after the term of this Agreement without the express prior written consent of the other party, such consent not to be unreasonably withheld.

     N. Consent Not Unreasonably Withheld. Whenever provision is made in this Agreement for either party to secure the consent or approval of the other party, such consent or approval shall not unreasonably be withheld, and whenever in this Agreement provisions are made for one party to object or to disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

     O. Further Assurances. The parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

     P. No Waiver of Rights. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

     Q. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument.

     R. Headings of this Agreement. All headings in this Agreement are for the convenience of the parties only and are not part of the substance of the Agreement.

     The parties have executed this Agreement by their duly authorized representatives as of the date first above written.


ALW PARTNERSHIP                      PANAX PHARMACEUTICAL COMPANY, LTD.

By: /s/ Craig Aronchick, M.D.        By: /s/ Taffy J. Williams
    ----------------------               -------------------------
    Craig Aronchick, M.D.                Taffy J. Williams
                                         President and C.E.O.

    DATE: 02/25/97                       DATE:  02/26/97


By: /s/ William H. Lipshutz, M.D.
   ------------------------------
   William H. Lipshutz, M.D.

   DATE:  02/25/97



By: /s/ Scott H. Wright, M.D.
   --------------------------
    Scott H. Wright, M.D.

    DATE:  02/25/97

APPENDIX A

     The Parties recognize that during the term of this Agreement a bona fide dispute as to certain matters which relate to either Party's rights and/or obligations may arise from time to time. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective representatives within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

     If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight
(28) days, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

     1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen
(14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR proceeding, add additional issues to be resolved within the same ADR proceeding.

     2. Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral person to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral person within such period, either Party may request the President of the CPR Institute for Dispute Resolution ("CPR") or its successors or assigns, 36 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral person pursuant to the following procedures:

     (a)  The CPR shall submit to the Parties a list of not less than five
(5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or affiliates.

     (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect its or her impartiality.

     (c) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

     (d) If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral person the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral person the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

     3.   No earlier than twenty-eight (28) days or later than fifty-six
(56) days after selection, the neutral person shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral person shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

     4. At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral person:

      (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral person;

      (b) a list of any witnesses such Party intends to call at the hearing, and a fair summary of the anticipated testimony of each witness;

      (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one
(1) page per issue.

      (d) a brief in support of such Party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

     5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

      (a) Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral person shall determine whether each Party has had the five (5) hours to which it is entitled.

      (b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross examination.

      (c) The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues to be raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR proceeding. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

      (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

      (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstance. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral person shall have sole discretion regarding the admissibility of any evidence.

     6. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral person a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

     7. The neutral person shall rule on each disputed issue within thirty (30) days following completion of the hearing. Subject to the limitations imposed in the next sentence, the neutral person shall have the power to grant any and all relief and remedies, whether at law or in equity, that the courts in the State of New York may grant, other than punitive damages. The Parties agree that the neutral person shall have no power to alter or modify any express provision of this Agreement or to render any award which, by its terms, effects such alteration or modification.

     8. The laws of the State of New York, without regard to choice of law doctrine, shall be applied by the neutral person to the resolution of the dispute, provided that the neutral person shall base its or her decision on the express terms, covenants and conditions of this Agreement. The neutral person shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the Parties, and shall issue a written decision, which shall not exceed twenty
(20) pages, explaining the basis for the decision and award.

     9. The neutral person shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

       (a) If the neutral person rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

       (b) If the neutral person rules in favor of one Party on some issues and the other Party on other issues, the neutral person shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral person shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

     10. The rulings of the neutral person and the allocation of fees and expenses shall be binding, non-reviewable, and nonappealable, and may be entered as a final judgment in any court having jurisdiction.

     11. Except as provided in paragraph 10 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral person shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

     12. Notwithstanding the foregoing, the Parties specifically reserve the right to seek a temporary judicial restraining order, preliminary injunction, or other similar short term equitable relief, and grant the neutral person the right to make a final determination of the Parties' rights, including whether to make permanent or dissolve such court order. No Party shall bring a civil action seeking enforcement or any other remedy founded on this Agreement.